Exhibit 99.1
CST Brands, Inc. Appoints Seasoned Executives Tad Dickson and Rocky Dewbre
to Board of Directors
Announces Agreements with
JCP Investment Management and Engine Capital, L.P.
San Antonio, Texas, March 3, 2016 - CST Brands, Inc. (NYSE: CST) announced today that it has entered into an agreement with JCP Investment Management (“JCP”) and Joshua Schechter pursuant to which Thomas W. “Tad” Dickson, former Chairman of the Board of Directors of The Pantry, Inc., and an agreement with Engine Capital, L.P. (“Engine”) pursuant to which Rocky B. Dewbre, former senior executive with Sunoco LP, were each appointed to the CST Board of Directors, effective immediately. In connection with the foregoing, JCP and Engine each agreed to withdraw its previously announced plans to nominate candidates for election to the CST Board at the 2016 annual meeting.
“We are delighted to welcome Rocky and Tad to the CST Board,” said Kim Lubel, Chairman, Chief Executive Officer and President of CST. “Over the past several months, one of our major goals as a Board has been to add key skill sets and further diversify and strengthen our Board’s breadth of experience. These outstanding executives are tremendous resources in providing valuable industry experience and insight into our corporate strategies and assisting with the Board’s review of alternatives to enhance stockholder value.”
Mr. Dewbre is being appointed to a newly created CST Board seat. Mr. Dickson is being appointed to fill the CST Board vacancy created by the decision of William “Bill” Moll to retire from the CST Board, effective immediately. Mr. Moll is a distinguished veteran of the media industry and has served on CST’s Board since the Company’s inception in 2013.
“Bill has been a valued member of our Board and an invaluable advisor to me personally,” continued Ms. Lubel. “On behalf of the Board and CST, I want to thank Bill for his leadership, insights and enthusiasm during his years of service. We wish him all the best.”
James Pappas, Managing Member of JCP said, “We are pleased to have worked collaboratively with the Board and management team to reach this agreement. We strongly support the Board’s decision to pursue strategic alternatives that are in the best interest of both stockholders and this Texas-based company. We are confident that the addition of Tad to the CST Board will be of great value in this strategic review and the Board’s efforts to enhance stockholder value.”
Joshua Schechter further noted, “We believe Tad Dickson will be an outstanding addition to the Board of CST. Tad’s experience as a retailer, executive and director is second to none.”
Arnaud Ajdler, Managing Partner of Engine, said “We are happy that the Company is adding Rocky Dewbre and Tad Dickson, two highly qualified directors, to its Board of Directors and at the same time initiating a strategic review process to maximize stockholder value. This is a good outcome for stockholders.”

About Tad Dickson
Tad Dickson brings more than two decades of grocery and executive leadership experience to CST’s Board of Directors. Mr. Dickson previously served as Chairman of the Board of Directors of The Pantry, Inc. from April 2014 until its acquisition by a U.S. subsidiary of Alimentation Couche-Tard Inc. on March 16, 2015. Prior to joining The Pantry’s Board of Directors, Mr. Dickson served as President and Chief Executive Officer of Harris Teeter Supermarkets, Inc. from February 1997 to January 2014. Mr. Dickson also served as a director on the Harris Teeter Supermarkets Board of Directors from 1997 to January 2014 and as its Chairman from March 2006 to January 2014. Prior to joining Harris Teeter Supermarkets, Mr. Dickson served as an Executive Vice President of Ruddick Corp. from February 1996 to February 1997. Mr. Dickson has been a Director of Brixmor Property Group Inc., since April 2015. Mr. Dickson attained a B.A. and M.B.A. from the University of Virginia.
About Rocky Dewbre
Rocky Dewbre brings decades of experience in the energy, distribution and convenience store sectors to the CST Board. Mr. Dewbre served as Executive Vice President, Channel Operations, of Sunoco LP, which operates approximately 900 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,800 sites. Prior to that, Mr. Dewbre spent over 20 years in leadership roles at Susser Holdings Corporation and Susser Petroleum Partners LP, including as President and Chief Executive Officer of Susser Petroleum Partners LP. Before joining Susser in 1992, Mr. Dewbre was a corporate internal auditor with Atlantic Richfield Corporation from 1991 to 1992 and an auditor and consultant at Deloitte & Touche LLP from 1988 to 1991.
About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,500 Team Members at approximately 2,000 locations throughout the Southwestern United States, Florida, Georgia, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature baked products and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Source: CST Brands, Inc.

Investors:
CST Brands, Inc.
Randy Palmer, 210-692-2160
Executive Director – Investor Relations
or
Media:
CST Brands, Inc.
Lisa Koenig, 210-692-2659
Director of Communications
or
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag, Kelly Sullivan, Joseph Sala or Kate Beers, 212-355-4449